Exhibit 99.1

THUNDER, PAYCOM ANNOUNCE 15-YEAR ARENA NAMING RIGHTS AGREEMENT

Downtown Oklahoma City arena to transform into Paycom Center

OKLAHOMA CITY, July 27, 2021 — The Oklahoma City Thunder and Paycom (NYSE: PAYC) today jointly announced an exclusive, 15-year naming rights partnership that will transform the downtown home of the Thunder into Paycom Center.

The name change takes effect immediately, with exterior signage to be completed in time for the start of the 2021-22 Thunder season. For the new season, the Thunder plans to reopen the building and bring fans back to enjoy the complete Thunder game experience.

“We are honored and excited to expand our partnership with Paycom to include a centerpiece, 15-year naming rights commitment for our arena,” said Clayton I. Bennett, chairman of the Oklahoma City Thunder. “We are especially proud to enhance our alignment with this innovative and visionary Oklahoma company that is not only a top job creator, but a nationally recognized technology leader. The Thunder shares Paycom’s always-onward vision, grit and relentless pursuit of excellence, combined with a passion for impacting our community. Together, we are committed to working hand in hand to create the best for our fans and city.

“On behalf of our ownership group and the entire Thunder organization, we look forward to presenting our new arena partner, Paycom, to the NBA global audience. We are especially proud to be able to welcome back our fans to again enjoy the Thunder game experience inside the fresh and exciting Paycom Center,” Bennett said.

Chad Richison, Paycom’s founder and CEO, said, “Oklahoma City is home to thousands of our employees, and I am happy that Paycom Center will be the home of the Thunder. We are committed to our community and remain focused on the future as we support the home team.”

Paycom, a member of the S&P 500, is one of Oklahoma’s largest companies, with a market cap of approximately $23 billion, and one of the country’s fastest-growing publicly traded companies.

The naming rights agreement consists of several marquee Paycom Center signage locations, including the building’s exterior and roof, game floor, scoreboard and more. Paycom will retain its branded on-court signage in front of the player benches and will continue actively engaging the community that is so important to Paycom and the Thunder. Financial terms of the agreement were not disclosed.

The building is scheduled to be fully transformed into Paycom Center for the expected return of fans to Thunder games for the upcoming season. The Thunder is working with the City of Oklahoma City to develop and complete the full exterior signage and lighting plan.

In addition to Thunder games, Paycom Center will host numerous concerts, sporting events and other world-class attractions, welcoming more than 1 million guests per year. Opened in 2002, the building is managed by ASM Global and owned by the City of Oklahoma City. It was the premier project of the Metropolitan Area Projects Plan (MAPS), Oklahoma City’s first capital improvement program; approved by voters in 1993, MAPS has modernized the state’s capital city with continued citizen support via additional MAPS funding. Located in the center of downtown Oklahoma City, Paycom Center stands as a centerpiece of the renaissance and future of downtown, amid other MAPS projects like Scissortail Park, which opened in 2019, and the new Oklahoma City Convention Center.

“At ASM Global, we are thrilled with the potential this partnership between the Thunder and Paycom offers for future success of the arena,” said Chris Semrau, general manager of Paycom Center. “We work diligently to offer first-class amenities and services for fans, entertainers, guests and crew as we schedule events and shows throughout the year, all within a very competitive environment. Adding a technology and community leader like Paycom to the name of the arena only enhances our ability to help position the facility as modern, vital and built for the future.”

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ABOUT PAYCOM

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Contact:

Dan Mahoney, Oklahoma City Thunder, 405-474-4406, dmahoney@okcthunder.com

Jason Bodin, Paycom, 800-580-4505 ext. 11480, media@paycom.com

Lucy Albers, Paycom Center, 605-695-1906, lalbers@asm-okc.com

MEDIA NOTE: PDF and JPG versions of a rendering of the planned Paycom Center lighting and logo on the roof of the building can be downloaded at https://bit.ly/pc71621. The folder also contains a special video produced by Paycom and the Thunder, along with the Paycom Center logo that will appear on the Thunder game floor. All assets are available for media use.